EXHIBIT 10.1

TWELFTH AMENDMENT TO CREDIT AGREEMENT

THIS TWELFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 14, 2008, is entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as administrative agent for the persons designated in the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, “Agent”), and INFOCUS CORPORATION, an Oregon corporation (“Borrower”).

RECITALS

A. Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement dated as of October 25, 2004, as amended by that certain First Amendment to Credit Agreement, Security Agreement and Waiver, dated as of December 3, 2004, that certain Second Amendment to Credit Agreement, dated as of December 13, 2004, that certain Third Amendment to Credit Agreement and Waiver dated May 6, 2005, that certain Fourth Amendment to Credit Agreement, Second Amendment to Security Agreement and Waiver dated November 4, 2005, that certain Fifth Amendment to Credit Agreement dated as of June 7, 2006, that certain Sixth Amendment to Credit Agreement and Waiver dated as of October 25, 2006, that certain Seventh Amendment to Credit Agreement and Waiver dated as of February 6, 2007, that certain Eighth Amendment to Credit Agreement dated as of March 28, 2007, that certain Ninth Amendment to Credit Agreement dated as of August 30, 2007, that certain Tenth Amendment to Credit Agreement dated as of December 28, 2008 and that certain Eleventh Amendment to Credit Agreement dated as of February 28, 2008 (as so amended or otherwise modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B. The Lenders, Agent and Borrower now wish to further amend the Credit Agreement on the terms and conditions set forth herein.

C. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any member of the Lender Group’s rights or remedies set forth in the Credit Agreement or any other Loan Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.

(a) Clause (y) of Section 2.12(a) of the Credit Agreement is hereby amended and restated to read as follows:

“(y) the Letter of Credit Usage would exceed $10,000,000, or”

(b) The first sentence of Section 3.3 of the Credit Agreement is hereby amended and restated to read as follows:

“This Agreement shall continue in full force and effect for a term ending on August 31, 2008 (the “Maturity Date”).”

(c) Section 6.16(a)(i) of the Credit Agreement is hereby amended and restated to read as follows:

“(i) Minimum EBITDA. EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$1,200,000	For the 3 month period ending December 31, 2004
$2,100,000	For the 6 month period ending March 31, 2005
$(29,250,000)	For the 9 month period ending June 30, 2005
$(38,500,000)	For the 12 month period ending September 30, 2005
$(92,500,000)	For the 12 month period ending December 31, 2005
$(80,500,000)	For the 12 month period ending March 31, 2006
$(61,500,000)	For the 12 month period ending June 30, 2006
$(31,000,000)	For the 12 month period ending September 30, 2006
$(5,350,000)	For the 3 month period ending December 31, 2006
$(11,100,000)	For the 3 month period ending March 31, 2007
$(7,400,000)	For the 3 month period ending June 30, 2007
$(5,300,000)	For the 3 month period ending September 30, 2007
$(1,000,000)	For the 3 month period ending December 31, 2007
$(5,000,000)	For the 3 month period ending March 31, 2008
$(6,500,000)	For the 6 month period ending June 30, 2008”

(d) Clause (a)(i)(B) of the defined term “Borrowing Base” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(B) the lesser of (1) 70% of the amount of Eligible Thomson RCA France Accounts, less the amount, if any, of the Dilution Reserve with respect to Eligible Thomson RCA France Accounts, and (2) $1,000,000, and”

(e) The defined term “Maturity Date” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Maturity Date” has the meaning specified therefor in Section 3.3.”

(f) The defined term “Maximum Revolver Amount” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Maximum Revolver Amount’ means $10,000,000.”

(g) Schedule 5.2 to the Credit Agreement is hereby deleted and replaced with Schedule 5.2 to this Amendment.

(h) Schedule 5.3 to the Credit Agreement is hereby deleted and replaced with Schedule 5.3 to this Amendment.

(i) Schedule C-1 to the Credit Agreement is hereby deleted and replaced with Schedule C-1 to this Amendment.

2. Extension Fees. In consideration of the agreements set forth herein, Borrower agrees to pay to Agent, for the benefit of the Lenders, the following non-refundable fees: (a) a fee in the amount of $10,000, fully-earned as of and due and payable in full on the date of this Amendment (the “Initial Extension Fee”) and (b) a monthly fee equal to $12,500 (the “Monthly Extension Fee”), which fee shall be due and payable, in arrears, on the last day of each month that ends prior to the Termination Date (commencing March 31, 2008) and on the Termination Date (as defined in the Fee Letter); provided, however, that the Monthly Extension Fee that is due, in arrears, on the Termination Date shall be an amount equal to (A) $12,500 times (B) the result of the total number of days in the month that elapsed to and including the Termination Date divided by the total number of days in the month the Termination Date occurred.

3. Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective.

(a) Executed Amendment. This Amendment fully executed by all parties hereto in a sufficient number of counterparts for distribution to all parties.

(b) Amended and Restated Fee Letter. An Amended and Restated Fee Letter, in form and substance satisfactory to Agent, fully executed in a sufficient number of counterparts for distribution to all parties.

(c) Payment of Initial Extension Fee. The Initial Extension Fee, which fee may be paid as a charge to Borrower’s Loan Account.

(d) Representations and Warranties. The representations and warranties contained herein shall be true and correct as of the date hereof.

(e) Other Documents and Legal Matters. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded.

4. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby and by any amendments thereto referenced herein) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document (as amended or modified hereby) are the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. After giving effect to this Amendment, the representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

5. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York governing contracts only to be performed in that State.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lender Group.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

8. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9. Estoppel. To induce Agent and Lender Group to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against any member of the Lender Group with respect to the Obligations.

10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

INFOCUS CORPORATION, an Oregon corporation

By:	/s/ Lisa K. Prentice
Name:	Lisa K. Prentice
Title:	Senior Vice President, Finance and Chief Financial Officer

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and a Lender

By:	/s/ Thomas Forbath
Name:	Thomas Forbath
Title:	Vice President

[Signature Page to Twelfth Amendment to Credit Agreement]

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$10,000,000	$10,000,000
All Lenders	$10,000,000	$10,000,000

SCHEDULE 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly, or more frequently as requested by Agent,	(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records.

Monthly (no later than the 15th day of each month), or more frequently as requested by Agent,

(b) a Borrowing Base Certificate,

(c) a detailed aging, by total, of Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,

(e) a summary aging, by vendor, of Borrower’s and its Domestic Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,

(f) a detailed report regarding Borrower’s and its Domestic Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(g) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger, and

(h) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s Accounts.

Monthly (no later than the 30th day of each month)	(i) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Quarterly	(j) a report regarding Borrower’s and its Domestic Subsidiaries’ accrued, but unpaid, ad valorem taxes.

Upon request by Agent

(k) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,

(l) a detailed list of Borrower’s and its Domestic Subsidiaries’ customers, with address and contact information,

(m) copies of purchase orders and invoices for Inventory and Equipment acquired by Borrower or its Domestic Subsidiaries, and

(n) such other reports as to the Collateral, the financial condition of Borrower and its Domestic Subsidiaries or any other information as Agent may reasonably request.

SCHEDULE 5.3

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years

(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(b) a Compliance Certificate, and

(c) a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands, and its Subsidiaries.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Borrower’s fiscal years

(d) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period, and

(e) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years

(f) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(g) consolidated and consolidating financial statements of South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands, and its Subsidiaries (if any), for each of its fiscal years beginning with its fiscal year ending 2005, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(h) a Compliance Certificate.

as soon as available, but in any event within (a) 15 days after the start of Borrower’s fiscal year 2008 and (b) 15 days prior to the start of each of Borrower’s other fiscal years,	(i) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, on a quarterly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

as soon as available, but in any event within 30 days after the end of each fiscal quarter,	(j) copies of the projections for South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands, and its Subsidiaries in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming four quarters, on a quarterly basis.

if and when filed by Borrower,

(k) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(l) any other filings made by Borrower with the SEC, and

(m) any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after any officer of Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(n) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	(o) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(p) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.